STANDARD COMMERCIAL CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except share information; unaudited)

                                                                 First quarter ended
                                                                             June 30
                                                             -----------------------
                                                                    1997*       1996
                                                                    -----       ----
PRIMARY EARNINGS PER SHARE

Income from continuing operations.............................    $1,853      $1,508
Less - ESOP preferred stock dividends net of tax..............         -         115
                                                             -----------------------

Net income applicable to common stock.........................    $1,853      $1,393
                                                             =======================

Primary average shares outstanding............................ 11,103,202  9,492,570
                                                             =======================

Earnings per common share
  - net.......................................................      $0.17      $0.15
                                                             =======================

FULLY DILUTED EARNINGS PER SHARE

Income from continuing operations
  applicable to common stock..................................    $1,853      $1,393
Add - after-tax interest expense on 7 1/4%
        convertible subordinated debentures...................       825         825
                                                             -----------------------

Net income applicable to common stock.........................    $2,678      $2,218
                                                             =======================

Primary average shares outstanding............................ 11,103,202  9,492,570
Increase in shares outstanding assuming
  - conversion of 7 1/4% convertible subordinated
    debentures at November 13, 1991........................... 2,348,536   2,257,115
  - conversion of ESOP convertible
    preferred stock at July 1, 1993...........................         -     257,892
                                                             -----------------------

Fully diluted average shares outstanding...................... 13,451,738 12,007,577
                                                             =======================

Earnings per common share
  - net.......................................................      $0.20      $0.18
                                                             =======================

*Calculation of fully diluted earnings per share includes adjustments which are antidilutive. Therefore, no fully diluted earnings per share are shown on the face of the income statement.